INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Main BuyWrite ETF Dated: [February 19], 2025	0.90%

NORTHERN LIGHTS FUND TRUST IV:

By: ____________________________

Name: Wendy Wang

Title: President

MAIN MANAGEMENT FUND ADVISORS, LLC

By: ______________________________

Name: Kim Arthur

Title: Chief Executive Officer